EXHIBIT 3.3

Amendment to Articles of Incorporation, dated July 4, 2008

State of Utah

DEPARTMENT OF COMMERCE

Division of Corporations & Commercial Code

Articles of Amendment to Articles of Incorporation (Profit)

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

    1. The name of the corporation is: EMAX Worldwide, Inc.

    2. The date the following amendment(s) was adopted: July 4, 2008

    3. If changing the corporation name, the new name of the corporation is:

    4. The text of each amendment adopted (include attachment if additional space needed):

        The company hereby increases its authorized common shares of stock from 500,000,000 to 1,400,000,000

        The company announces its newly appointed Board of Directors and officers

        Dr. Slavoljub Stefanovic is the President and Chairman of the Board

        Roxanna Weber is the Secretary and Director

        Dorliss Bright is a Director

    5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

    6. Indicate the manner in which the amendment(s) was adopted (mark only one):

        No shares have been issued or directors elected - Adopted by Incorporator(s)

        No shares have been issued but directors have been elected -

        X Adopted by the board of directors. Shares have been issued but shareholder action was not required -

        Adopted by the board of directors. The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

    7. Delayed effective date (if not to be effective upon filing) _______________________ (not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

SecretarySign here after the form is printed

By: _______________________________________
Title: Secretary

Dated this  8th day of July, 2008